Form 10-K405, Exhibit 13
period 1998-12-31
MILLBURN GLOBAL OPPORTUNITY FUND L P
filed 1999-03-30
CIK 890373

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION




In compliance with the Commodity Futures Trading Commissions regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn Global Opportunity Fund, L.P., as of December 31, 1998 and 1997 and the related statements of operations and changes in partners' capital for the years ended December 31, 1998, 1997 and 1996 are complete and accurate.





GEORGE E. CRAPPLE, VICE CHAIRMAN
MILLBURN RIDGEFIELD CORPORATION
GENERAL PARTNER OF THE MILLBURN GLOBAL OPPORTUNITY FUND, L.P.

REPORT OF INDEPENDENT ACCOUNTANTS



January 20, 1999

To the Partners of
The Millburn Global Opportunity Fund L.P.:

In our opinion, the accompanying statements of financial condition as of December 31, 1998 and 1997, and the related statements of operations and changes in partners' capital for the years ended December 31, 1998, 1997 and 1996 present fairly, in all material respects, the financial position of The Millburn Global Opportunity Fund L.P. (a limited partnership), as of December 31, 1998 and 1997, and the results of its operations for each of the three years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
    New York, NY

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 1998 AND 1997

                                     ASSETS:                                      1998            1997
                                                                              ------------   -------------
Equity in trading accounts:
 Cash                                                                         $    481,341    $    362,797
 Investments in U.S. Treasury bills - at value (amortized cost
  $3,303,659 and $3,821,293 at December 31, 1998 and 1997,
  respectively) (Note 2)                                                         3,303,659       3,821,293
 Options owned, at market value (cost $116,789 at December 31, 1997)              -                160,575
 Net unrealized appreciation on open contracts                                     305,810         484,001
 Net unrealized depreciation on open contracts                                     (65,174)        -
                                                                              ------------   -------------
                                                                                 4,025,636       4,828,666

Investments in U.S. Treasury bills - at value (amortized cost $10,832,468
  and $14,056,215 at December 31, 1998 and 1997, respectively)                  10,832,468      14,056,215
Money market fund                                                                  587,303         123,446
                                                                              ------------   -------------
  Total assets                                                                $ 15,445,407    $ 19,008,327
                                                                              ------------   -------------
                                                                              ------------   -------------

                        LIABILITIES AND PARTNERS' CAPITAL:
Due to managing owner                                                         $    -          $      1,566
Accounts payable and accrued expenses                                               63,005          64,964
Redemptions payable to limited partners (Note 7)                                   383,508         270,284
Accrued brokerage commissions                                                       92,361         105,620
                                                                              ------------   -------------
    Total liabilities                                                              538,874         442,434
                                                                              ------------   -------------

Partners' capital (Notes 3, 7 and 8):
 General Partner                                                                 1,075,924         979,861
 Limited Partners, 9,349.387 and 12,016.382 Limited Partnership
  Units outstanding in 1998 and 1997, respectively                              13,830,609      17,586,032
                                                                              ------------   -------------
    Total partners' capital                                                     14,906,533      18,565,893
                                                                              ------------   -------------
    Total liabilities and partners' capital                                   $ 15,445,407    $ 19,008,327
                                                                              ------------   -------------
                                                                              ------------   -------------

See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                          1998          1997          1996
                                                       -----------   -----------   -----------
Income (Note 1):
 Net gains (losses) on trading of futures, forwards
  and option contracts:
   Realized gains (losses):
    Futures and forwards                               $   821,472   $ 3,868,718   $ 1,648,557
    Options                                                156,275       (49,945)      441,055
                                                       -----------   -----------   -----------
                                                           977,747     3,818,773     2,089,612
   Change in unrealized (depreciation) appreciation:
    Futures and forwards                                  (243,365)     (460,194)      617,041
    Options                                                (43,786)      (95,965)       65,052
                                                       -----------   -----------   -----------
                                                          (287,151)     (556,159)      682,093
                                                       -----------   -----------   -----------
                                                           690,596     3,262,614     2,771,705

   Less, Brokerage fees (Note 3)                         1,299,470     1,566,165     1,699,690
                                                       -----------   -----------   -----------
    Net realized and unrealized gains
     (losses) on trading of futures, forward
     and option contracts                                 (608,874)    1,696,449     1,072,015

Interest income                                            886,163     1,066,041     1,041,439

Foreign exchange loss on cash collateral                   (44,208)      (12,137)      (69,231)
                                                       -----------   -----------   -----------
    Total income                                           233,081     2,750,353     2,044,223
                                                       -----------   -----------   -----------
Expenses (Note 1):
 Profit share (Note 3)                                    -              336,456        77,846

 Administrative expenses                                    86,250        98,335       110,646
                                                       -----------   -----------   -----------
                                                            86,250       434,791       188,492
                                                       -----------   -----------   -----------
    Net income                                         $   146,831   $ 2,315,562   $ 1,855,731
                                                       -----------   -----------   -----------
                                                       -----------   -----------   -----------
Net income per Limited
 Partnership Unit (Note 8)                             $     15.81   $    151.09   $    113.01
                                                       -----------   -----------   -----------
                                                       -----------   -----------   -----------

See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                     LIMITED        GENERAL
                                                     PARTNERS       PARTNER        TOTAL
                                                   ------------   -----------   ------------
Partners' capital at December 31, 1995             $ 22,575,405   $   668,156   $ 23,243,561

Net income                                            1,727,054       128,677      1,855,731

Redemptions (4,231.701 Limited Partnership Units)    (5,153,607)     -            (5,153,607)
                                                   ------------   -----------   ------------
Partners' capital at December 31, 1996               19,148,852       796,833     19,945,685

Net income                                            2,132,534       183,028      2,315,562

Redemptions (2,574.243 Limited Partnership Units)    (3,695,354)     -            (3,695,354)
                                                   ------------   -----------   ------------
Partners' capital at December 31, 1997               17,586,032       979,861     18,565,893

Net income                                               50,768        96,063        146,831

Redemptions (2,666.995 Limited Partnership Units)    (3,806,191)     -            (3,806,191)
                                                   ------------   -----------   ------------
Partners' capital at December 31, 1998             $ 13,830,609   $ 1,075,924   $ 14,906,533
                                                   ------------   -----------   ------------
                                                   ------------   -----------   ------------

See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

NOTES TO FINANCIAL STATEMENTS


1.    PARTNERSHIP ORGANIZATION:

      The Millburn Global Opportunity Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on July 9, 1992. The Partnership is engaged in speculative trading in currency forward and financial futures contracts and related options. The instruments that are traded by the Partnership are volatile and involve a high degree of risk.

      The General Partner has agreed to make additional capital contributions as General Partner so that its capital contributions to the Partnership will equal at least 1% of the total contributions to the Partnership. There are 50,000 Limited Partnership Units ("Units") authorized.

      The General Partner and each limited partner share in the profits and losses of the Partnership, except for brokerage fees and profit-sharing allocation, on the basis of their proportionate interests of Partnership capital determined before brokerage fees and profit share (see Note 3), except that no limited partner shall be liable for obligations of the Partnership in excess of his initial capital contribution and profits, if any, net of distributions.

      The Partnership is engaged in speculative trading in the futures, options and forwards markets.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

      a.  INVESTMENTS
          Open options, futures and forward contracts are valued at market value. Realized gain (loss) and changes in unrealized values on futures, forward and option contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net gains (losses) on trading of futures, forward and option contracts.

          Investments in U.S. Treasury Bills are valued at cost plus amortized discount which approximates fair value. Amortization of discount is reflected as interest income.

     b.   FOREIGN CURRENCY TRANSLATION
          Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies at year end. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

     c.   INCOME TAXES
          Income taxes have not been provided, as each partner is individually liable for the taxes, if any, on his share of the Partnership's income and expenses.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     d.   ESTIMATES
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     e.   RIGHT OF OFFSET
          The customer agreements between the Partnership and brokers give the Partnership the legal right to net unrealized gains and losses. Unrealized gains and losses related to transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.


3.   LIMITED PARTNERSHIP AGREEMENT:

     The Limited Partnership Agreement provides that the General Partner shall control, conduct and manage the business of the Partnership, and may make all trading decisions for the Partnership. The General Partner also pays from its own funds, selling commissions on all sales of Units.

     The Partnership will pay the General Partner brokerage fees equal to
     0.6875 of 1% (an 8.25% annual rate) of month-end Net Assets, as defined in the Limited Partnership Agreement, except those equal to the General Partner's partnership interest.

     The Partnership will deduct from each limited partner's capital account and add to the General Partner's capital account 17.5% of any New Trading Profit, as defined in the Limited Partnership Agreement, as of the end of each calendar quarter, based on the performance of the Partnership.

     The Partnership pays all routine legal, accounting, administrative, printing and similar costs associated with its operation, excluding any indirect expenses of the General Partner.

     The Partnership will terminate on December 31, 2022 or if its Net Assets decline to less than $250,000 or upon the occurrence of certain other events as defined in the Limited Partnership Agreement.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

4.   TRADING ACTIVITIES:

     All of the derivatives, owned by the Partnership, including options, futures and forwards, are held for trading purposes. The results of the Partnership's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments, at December 31, 1998 and 1997 was $240,636 and $644,576, respectively, and the average fair value during the years then ended calculated on a monthly basis, approximated $546,403 and $861,367, respectively.

     At December 31, 1998 and 1997, cash and treasury bills, aggregating $3,785,000 and $4,184,090, respectively, included in the Partnership's equity in trading accounts were held in segregated accounts as required by U.S. Commodity Futures Trading Commission regulations.

5.   DERIVATIVE INSTRUMENTS:

     The Partnership is party to financial instruments in the normal course of its business. These instruments include forwards, futures and options, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates. These instruments may be traded on an exchange or over-the-counter. Exchange traded instruments are standardized and include futures and certain options. Each of these instruments is subject to various risks similar to those related to the underlying instruments including market and credit risk.

     Market risk is the potential change in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

     Credit risk is the possibility that a loss my occur due to the failure of a counterparty to perform according to the terms of a contract.
     Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Partnership must rely solely on the credit of the individual counterparties. The Partnership's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition, not to the contract or notional amounts of the instruments.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

6.   OPEN DERIVATIVE INSTRUMENTS (CONTRACTS) AT DECEMBER 31, 1998 AND 1997:

                                         DECEMBER 31, 1998                          DECEMBER 31, 1997
                             ------------------------------------------  ----------------------------------------
                                      NOTIONAL OR CONTRACTUAL                     NOTIONAL OR CONTRACTUAL
                                       AMOUNT OF COMMITMENTS                       AMOUNT OF COMMITMENTS
                             ------------------------------------------  ----------------------------------------
                               TO PURCHASE               TO SELL             TO PURCHASE            TO SELL
                             -------------------    -------------------  --------------------   -----------------
     Financial Instruments    $  15,579,000           $   89,298,000        $   87,759,000        $   24,410,000
     Stock indices                  915,000                2,098,000               386,000             4,410,000
     Currencies*                 11,745,000                7,994,000             9,016,000            22,768,000
     Metals                          -                     3,220,000               -                   4,563,000
                             -------------------   --------------------  -------------------   ------------------
                              $  28,239,000           $  102,610,000        $   97,161,000        $   56,151,000
                             -------------------   --------------------  -------------------   ------------------
                             -------------------   --------------------  -------------------   ------------------

     * Currencies include offsetting commitments to purchase and sell the same currency on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.


     The notional or contractual amounts of these derivative instruments, while not recorded in the financial statements, reflect the extent of the Partnership's involvement in these instruments.

                                      NOTIONAL OR CONTRACTUAL
                                       AMOUNT OF COMMITMENTS                      UNREALIZED APPRECIATION
                             ------------------------------------------  ----------------------------------------
                               TO PURCHASE               TO SELL                GROSS               NET
                             -------------------    -------------------  --------------------   -----------------
     DECEMBER 31, 1998:
      Exchange traded           $  16,494,000          $   94,616,000       $    915,935           $  236,885
      Non-exchange traded          11,745,000               7,994,000            205,543                3,751
                             -------------------    -------------------  --------------------   ----------------
                                $  28,239,000          $  102,610,000       $  1,121,478           $  240,636
                             -------------------    -------------------  --------------------   ----------------
                             -------------------    -------------------  --------------------   ----------------
     DECEMBER 31, 1997:
      Exchange traded           $  88,183,000          $   33,383,000       $    412,370           $  321,870
      Non-exchange traded           8,978,000              22,768,000            267,924              205,917
                             -------------------    -------------------  --------------------   ----------------
                                $  97,161,000          $   56,151,000       $    680,294           $  527,787
                             -------------------    -------------------  --------------------   ----------------
                             -------------------    -------------------  --------------------   ----------------

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

7.   REDEMPTIONS:

     Units may be redeemed, at the option of any Limited Partner, as of the close of business on the last day of any month on ten days' prior notice to the General Partner, provided that no Units may be redeemed prior to the end of the third full calendar month after the sale of such Units. Redemptions are subject to early redemption charges of 4% and 3%, respectively, during the first two successive six-month periods following the sale of such Units and 1% during the subsequent twelve months. Redemption charges are paid to the General Partner.

     Effective January 1, 1999, approximately $380,000 in redemptions were made by unitholders.


8.   NET ASSET VALUE PER UNIT:

     Changes in net asset value per Unit during the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                          1998            1997                1996
                                                      --------------   ---------------   ------------
     Net realized and unrealized (losses)/gains
              on currency contracts                    $    (65.56)      $   110.69        $  65.28
     Interest income                                         95.42            69.56           63.42
     Foreign exchange loss                                   (4.76)           (0.79)          (4.22)
     Profit share expense                                   -                (21.95)          (4.73)
     Administrative expenses                                 (9.29)           (6.42)          (6.74)
                                                      --------------    --------------   -------------
         Net income per unit                                 15.81            151.09          113.01

     Net asset value per unit, beginning of year          1,463.50          1,312.41        1,199.40
                                                      --------------    --------------   -------------
         Net asset value per unit, end of year         $  1,479.31       $  1,463.50      $ 1,312.41
                                                      --------------    --------------   -------------
                                                      --------------    --------------   -------------