Form 10-K405, Exhibit 13
period 1999-12-31
MILLBURN GLOBAL OPPORTUNITY FUND L P
filed 2000-03-30
CIK 890373

                                                                  Exhibit 13.01

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION
-------------------------------------------------------------------------------


In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn Global Opportunity Fund L.P., at December 31, 1999 and 1998 and the related statements of operations and of changes in partners' capital for the years ended December 31, 1999, 1998 and 1997 are complete and accurate.

HARVEY BEKER, CO-CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
GENERAL PARTNER OF THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
The Millburn Global Opportunity Fund L.P.:

In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in partners' capital present fairly, in all material respects, the financial position of The Millburn Global Opportunity Fund L.P. at December 31, 1999 and 1998, and the results of its operations for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

February 11, 2000

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                  F-3
STATEMENTS OF FINANCIAL CONDITION
AT DECEMBER 31, 1999 AND 1998
------------------------------------------------------------------------------



ASSETS                                                                                1999              1998

Equity in trading accounts:
  Cash                                                                                 $ 361,070        $  481,341
  Investments in U.S. Treasury bills - at value (amortized cost
    $3,781,630 and $3,303,659 at December 31, 1999 and 1998,
    respectively) (Note 2)                                                             3,781,630         3,303,659
  Net unrealized appreciation on open contracts                                          544,627           305,810
  Net unrealized depreciation on open contracts                                               --           (65,174)
                                                                                 ----------------  ----------------
             TOTAL EQUITY IN TRADING ACCOUNTS                                          4,687,327         4,025,636

Investments in U.S. Treasury bills - at value (amortized cost $7,327,885
  and $10,832,468 at December 31, 1999 and 1998, respectively)                         7,327,885        10,832,468
  Money market fund                                                                      487,312           587,303
                                                                                 ----------------  ----------------
             TOTAL ASSETS                                                            $12,502,524      $ 15,445,407
                                                                                 ----------------  ----------------
                                                                                 ----------------  ----------------
LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses                                                  $  45,881         $  63,005
Redemptions payable to limited partners (Note 6)                                         246,833           383,508
Accrued brokerage commissions                                                             69,100            92,361
                                                                                 ----------------  ----------------
             TOTAL LIABILITIES                                                           361,814           538,874
                                                                                 ----------------  ----------------
Partners' capital (Notes 3, 6 and 7):
  General Partner                                                                      1,148,788         1,075,924
  Limited Partners, (7,601.967 and 9,349.387 Limited Partnership
    Units outstanding in 1999 and 1998, respectively)                                 10,991,922        13,830,609
                                                                                 ----------------  ----------------
             TOTAL PARTNERS' CAPITAL                                                  12,140,710        14,906,533
                                                                                 ----------------  ----------------
             TOTAL LIABILITIES AND PARTNERS' CAPITAL                                 $12,502,524      $ 15,445,407
                                                                                 ----------------  ----------------
                                                                                 ----------------  ----------------


See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                  F-4
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
------------------------------------------------------------------------------


                                                                  1999              1998              1997

Income  (Note 2):
  Net gains (losses) on trading of futures, forwards
   and option contracts
    Realized gains (losses)
     Futures and forwards                                         $ 180,566         $  821,472       $ 3,868,718
     Options                                                             --            156,275          (49,945)
                                                             ---------------   ----------------  ----------------
                                                                    180,566            977,747         3,818,773
                                                             ---------------   ----------------  ----------------
Change in unrealized appreciation
           (depreciation)
   Futures and forwards                                             303,991          (243,365)         (460,194)
   Options                                                               --           (43,786)          (95,965)
                                                             ---------------   ----------------  ----------------
                                                                    303,991          (287,151)         (556,159)
                                                             ---------------   ----------------  ----------------
                                                                    484,557            690,596         3,262,614
   Less, Brokerage fees (Note 3)                                  1,062,865          1,299,470         1,566,165
                                                             ---------------   ----------------  ----------------
      NET REALIZED AND UNREALIZED GAINS
      (LOSSES) ON TRADING OF FUTURES,
      FORWARD AND OPTION CONTRACTS                                 (578,308)          (608,874)         1,696,449

Interest income                                                     654,566            886,163         1,066,041
Foreign exchange loss                                              (20,559)           (44,208)          (12,137)
                                                             ---------------   ----------------  ----------------
                                                                     55,699            233,081         2,750,353
                                                             ---------------   ----------------  ----------------
Expenses (Note 3):
  Administrative expenses                                            79,547             86,250            98,335
                                                             ---------------   ----------------  ----------------
                                                                     79,547             86,250            98,335
                                                             ---------------   ----------------  ----------------
             NET INCOME (LOSS)                                     (23,848)            146,831         2,652,018

Less profit share to General Partner (Note 4)                        77,599                 --           336,456
                                                             ---------------   ----------------  ----------------
             NET INCOME (LOSS) FOR PRO RATA
               ALLOCATION TO PARTNERS                           $ (101,447)         $  146,831       $ 2,315,562
                                                             ---------------   ----------------  ----------------
                                                             ---------------   ----------------  ----------------
             NET INCOME (LOSS) PER LIMITED
               PARTNERSHIP UNIT (NOTE 7)                         $  (33.38)          $   15.81         $  151.09
                                                             ---------------   ----------------  ----------------
                                                             ---------------   ----------------  ----------------

See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                  F-5
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
------------------------------------------------------------------------------


                                                                     LIMITED          GENERAL
                                                                    PARTNERS          PARTNER           TOTAL

      PARTNERS' CAPITAL AT DECEMBER 31, 1996                         $19,148,852        $ 796,833      $19,945,685

Net income for pro rata allocation to partners                         2,132,534          183,028        2,315,562

Redemptions (2,574.243 Limited Partnership Units)                    (3,695,354)               --       (3,695,354)
                                                                 ----------------  ---------------  ---------------

      PARTNERS' CAPITAL AT DECEMBER 31, 1997                          17,586,032          979,861       18,565,893

Net income for pro rata allocation to partners                            50,768           96,063          146,831

Redemptions (2,666.995 Limited Partnership Units)                    (3,806,191)               --       (3,806,191)
                                                                 ----------------  ---------------  ---------------

      PARTNERS' CAPITAL AT DECEMBER 31, 1998                          13,830,609        1,075,924       14,906,533

Net income (loss) for pro rata allocation to partners                  (174,311)           72,864         (101,447)

Redemptions (1,747.420 Limited Partnership Units)                    (2,664,376)               --       (2,664,376)
                                                                 ----------------  ---------------  ---------------

      PARTNERS' CAPITAL AT DECEMBER 31, 1999                         $10,991,922      $ 1,148,788      $12,140,710
                                                                 ----------------  ---------------  ---------------
                                                                 ----------------  ---------------  ---------------

See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                  F-6
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


1.       PARTNERSHIP ORGANIZATION

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

         The General Partner and each limited partner share in the profits and losses of the Partnership, except for brokerage fees and profit-share allocation, on the basis of their proportionate interests of Partnership capital determined before brokerage fees and profit share (see Note 3), except that no limited partner shall be liable for obligations of the Partnership in excess of his initial capital contribution and profits, if any, net of distributions.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          a.   INVESTMENTS
               Open options, futures and forward contracts are valued at market value. Realized gains (losses) and changes in unrealized values on futures, forward and option contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net gains (losses) on trading of futures, forward and option contracts.

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

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                 F-7
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


          f.   OTHER
               Certain prior year amounts have been reclassified to conform with current year presentation.

3.       LIMITED PARTNERSHIP AGREEMENT

         The Limited Partnership Agreement provides that the General Partner shall control, conduct and manage the business of the Partnership, and may make all trading decisions for the Partnership. The General Partner also pays from its own funds, selling commissions on all sales of Units.

         The Partnership will pay the General Partner brokerage fees equal to .6875 of 1% (an 8.25% annual rate) of month-end Net Assets, as defined in the Limited Partnership Agreement, except those equal to the General Partner's partnership interest. The General Partner shall bear any commissions and fees payable to clearing and third party brokers.

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

4.       TRADING ACTIVITIES

         All of the derivatives owned by the Partnership, including options, futures and forwards, are held for trading purposes. The results of the Partnership's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments at December 31, 1999 and 1998 was $544,627 and $240,636, respectively.

         At December 31, 1999 and 1998, cash and treasury bills aggregating $4,142,700 and $3,785,000, respectively, included in the Partnership's equity in trading accounts were held in segregated accounts as required by U.S. Commodity Futures Trading Commission regulations or by the counterparty bank or broker.

5.       DERIVATIVE INSTRUMENTS

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

         Market risk is the potential change in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                 F-8
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


         liquidity in the markets in which the related underlying assets are traded. The Partnership's risk of loss due to market risk may exceed the amounts recognized in the statement of financial condition.

         Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Partnership must rely solely on the credit of the individual counterparties. The Partnership's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition, not to the contract or notional amounts of the instruments.

         The Partnership has limited concentration risk as it executes trades and maintains accounts with several brokers.

         The fair value of the Partnership's derivative financial instruments at December 31, 1999 and 1998 is detailed below:


                                                                       UNREALIZED APPRECIATION
                                                                           (DEPRECIATION)
                                                                 ------------------------------------
                                                                      GROSS               NET

DECEMBER 31, 1999:
    Exchange traded                                                    $ 496,395         $   491,639
    Non-exchange trades                                                  197,811              52,988
                                                                 ----------------  ------------------

                                                                       $ 694,206         $   544,627
                                                                 ================  ==================

DECEMBER 31, 1998:
    Exchange traded                                                    $ 915,935         $   236,885
    Non-exchange traded                                                  205,543               3,751
                                                                 ----------------  ------------------

                                                                      $1,121,478         $   240,636
                                                                 ----------------  ------------------
                                                                 ----------------  ------------------


6.       REDEMPTIONS

         Units may be redeemed, at the option of any Limited Partner, as of the close of business on the last day of any month on ten days' prior notice to the General Partner, provided that no Units may be redeemed prior to the end of the third full calendar month after the sale of such Units.

         Effective January 1, 2000, approximately $246,000 in redemptions were made by unitholders.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                 F-9
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


7.       NET ASSET VALUE PER UNIT

         Changes in net asset value per Unit, based on average units outstanding, during the years ended December 31, 1999, 1998 and 1997 were as follows:


                                                              1999            1998*             1997*

Net realized and unrealized (losses)/gains
    on currency contracts                                     $ (84.10)       $  (48.57)       $  103.71
Interest income                                                  70.61            75.71            78.26
Foreign exchange loss                                            (2.12)           (3.95)           (0.72)
Profit share expense                                             (9.12)              --           (22.91)
Administrative expenses                                          (8.65)           (7.38)           (7.25)
                                                         ---------------  ---------------   --------------

             NET INCOME (LOSS) PER UNIT                         (33.38)            15.81           151.09

Net asset value per unit, beginning of year                   1,479.31          1,463.50         1,312.41
                                                         ---------------  ---------------   --------------

             NET ASSET VALUE PER UNIT, END OF YEAR           $1,445.93        $ 1,479.31     $   1,463.50
                                                         ---------------  ---------------   --------------
                                                         ---------------  ---------------   --------------

*Certain amounts have been reclassified for comparative purposes.

8.       NEW ACCOUNTING PRONOUNCEMENT

         The Partnership adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, on January 1, 1999. SFAS 133 requires that an entity recognize all derivative instruments in the statement of financial condition and measure those financial instruments at fair value. SFAS 133 is expected to have no impact on the partners' capital and operating results as all derivative instruments are recorded at fair value, with changes therein reported in the statements of operations.