Form 10-K405, Exhibit 13
period 2000-12-31
MILLBURN GLOBAL OPPORTUNITY FUND L P
filed 2001-04-02
CIK 890373

THE MILLBURN GLOBAL
OPPORTUNITY FUND L.P.
FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
INDEX
--------------------------------------------------------------------------------


                                                                                           PAGES

Affirmation of Millburn Ridgefield Corporation                                              F-1

Report of Independent Accountants                                                           F-2

Financial Statements:
   Statements of Financial Condition at December 31, 2000 and 1999                          F-3

   Statements of Operations for the Years Ended December 31, 2000, 1999 and 1998            F-4

   Statements of Changes in Partners' Capital for the Years Ended
      December 31, 2000, 1999 and 1998                                                      F-5

   Notes to Financial Statements                                                          F-6-F-9

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION
--------------------------------------------------------------------------------


In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn Global Opportunity Fund L.P., at December 31, 2000 and 1999 and the related statements of operations and of changes in partners' capital for the years ended December 31, 2000, 1999 and 1998 are complete and accurate.


HARVEY BEKER, CO-CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
GENERAL PARTNER OF THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of
The Millburn Global Opportunity Fund L.P.:


In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in partners' capital present fairly, in all material respects, the financial position of The Millburn Global Opportunity Fund L.P. at December 31, 2000 and 1999, and the results of its operations for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                                           PricewaterhouseCoopers LLP

February 27, 2001

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                    F-3
STATEMENTS OF FINANCIAL CONDITION
AT DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


ASSETS                                                                2000          1999

Equity in trading accounts:
  Cash                                                             $  224,815   $   361,070
  Investments in U.S. Treasury bills - at value (amortized cost
    $1,514,953 and $3,781,630 at December 31, 2000 and 1999,
    respectively) (Note 2)                                          1,514,953     3,781,630
  Investments in U.S. Treasury notes - at value (cost
    $2,523,281 and $0 at December 31, 2000 and 1999,
    respectively) (includes investments valued at $603,000
    pledged as trading collateral) (Note 2)                         2,546,906          --
  Net unrealized appreciation on open contracts                       999,019       544,627
                                                                   ----------   -----------
        TOTAL EQUITY IN TRADING ACCOUNTS                            5,285,693     4,687,327

Investments in U.S. Treasury bills - at value (amortized cost
  $1,833,893 and $487,312 at December 31, 2000 and 1999,
  respectively) (Note 2)                                            1,833,893       487,312
Investments in U.S. Treasury notes - at value (cost $990,625
  and $0 and December 31, 2000 and 1999, respectively) (Note 2)       998,125          --
Money market fund                                                     308,615     7,327,885
Accrued interest receivable                                            45,850          --
                                                                   ----------   -----------
        TOTAL ASSETS                                               $8,472,176   $12,502,524
                                                                   ==========   ===========

LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses                              $   51,826   $    45,881
Redemptions payable to limited partners (Note 6)                       68,207       246,833
Accrued brokerage commissions                                          48,088        69,100
                                                                   ----------   -----------
        TOTAL LIABILITIES                                             168,121       361,814
                                                                   ----------   -----------
Partners' capital (Notes 3, 6 and 7):
  General Partner                                                   1,141,446     1,148,788
  Limited Partners, (5,415.782 and 7,601.967 Limited Partnership
    Units outstanding in 2000 and 1999, respectively)               7,162,609    10,991,922
                                                                   ----------   -----------
        TOTAL PARTNERS' CAPITAL                                     8,304,055    12,140,710
                                                                   ----------   -----------
        TOTAL LIABILITIES AND PARTNERS' CAPITAL                    $8,472,176   $12,502,524
                                                                   ==========   ===========


                See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                    F-4
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


                                                           2000           1999           1998
Income  (Note 2):
  Net gains (losses) on trading of futures, forwards
    and option contracts:
      Realized gains (losses):
        Futures and forwards                           $(1,344,931)   $   180,566    $   821,472
        Options                                               --             --          156,275
                                                       -----------    -----------    -----------
                                                        (1,344,931)       180,566        977,747
                                                       -----------    -----------    -----------
      Change in unrealized appreciation
        (depreciation):
          Futures and forwards                             454,392        303,991       (243,365)
          Options                                             --             --          (43,786)
                                                       -----------    -----------    -----------
                                                           454,392        303,991       (287,151)
                                                       -----------    -----------    -----------
                                                          (890,539)       484,557        690,596
      Less, brokerage fees (Note 3)                        656,725      1,062,865      1,299,470
                                                       -----------    -----------    -----------
        NET REALIZED AND UNREALIZED LOSSES
          ON TRADING OF FUTURES, FORWARD
          AND OPTION CONTRACTS                          (1,547,264)      (578,308)      (608,874)

  Net gains from U.S. Treasury Obligations:
    Realized gains                                           2,384           --             --
    Unrealized appreciation                                 31,125           --             --
                                                       -----------    -----------    -----------
        TOTAL NET REALIZED AND UNREALIZED
          LOSSES                                        (1,513,755)      (578,308)      (608,874)

  Interest income                                          517,863        654,566        886,163
  Foreign exchange loss                                     (4,535)       (20,559)       (44,208)
                                                       -----------    -----------    -----------
                                                        (1,000,427)        55,699        233,081
  Expenses (Note 3):
    Administrative expenses                                 78,491         79,547         86,250
                                                       -----------    -----------    -----------
        NET INCOME (LOSS)                               (1,078,918)       (23,848)       146,831

  Less profit share to General Partner (Note 3)               --           77,599           --
                                                       -----------    -----------    -----------
        NET INCOME (LOSS) FOR PRO RATA
          ALLOCATION TO PARTNERS                       $(1,078,918)   $  (101,447)   $   146,831
                                                       ===========    ===========    ===========
        NET INCOME (LOSS) PER LIMITED
          PARTNERSHIP UNIT (NOTE 7)                    $   (123.39)   $    (33.38)   $     15.81
                                                       ===========    ===========    ===========


                See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                    F-5
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


                                                      LIMITED         GENERAL
                                                      PARTNERS        PARTNER         TOTAL
                                                    ------------    -----------    ------------
  PARTNERS' CAPITAL AT DECEMBER 31, 1997            $ 17,586,032    $   979,861    $ 18,565,893

Net income for allocation to partners                     50,768         96,063         146,831

Redemptions (2,666.995 Limited Partnership Units)     (3,806,191)          --        (3,806,191)
                                                    ------------    -----------    ------------

  PARTNERS' CAPITAL AT DECEMBER 31, 1998              13,830,609      1,075,924      14,906,533

Net income (loss) for allocation to partners            (174,311)        72,864        (101,447)

Redemptions (1,747.420 Limited Partnership Units)     (2,664,376)          --        (2,664,376)
                                                    ------------    -----------    ------------

  PARTNERS' CAPITAL AT DECEMBER 31, 1999              10,991,922      1,148,788      12,140,710

Net loss for allocation to partners                   (1,071,576)        (7,342)     (1,078,918)

Redemptions (2,186.185 Limited Partnership Units)     (2,757,737)          --        (2,757,737)
                                                    ------------    -----------    ------------

  PARTNERS' CAPITAL AT DECEMBER 31, 2000            $  7,162,609    $ 1,141,446    $  8,304,055
                                                    ============    ===========    ============


                See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                    F-6
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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

          Investments in U.S. Treasury bills are valued at cost plus amortized discount which approximates value. Investments in U.S. Treasury notes are valued at market value. Such securities are normally on deposit with financial institutions as collateral for performance of the Partnership's trading obligations or held for safekeeping in a custody account.

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

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                    F-7
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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

     The Partnership will deduct from the limited partners' capital accounts and add to the General Partner's capital account 17.5% of any New Trading Profit, as defined in the Limited Partnership Agreement, as of the end of each calendar quarter, based on the performance of the Partnership.

     The Partnership pays all routine legal, accounting, administrative, printing and similar costs associated with its operation, excluding any indirect expenses of the General Partner.

     The Partnership will terminate on December 31, 2022 or if its Net Assets decline to less than $250,000 or upon the occurrence of certain other events as defined in the Limited Partnership Agreement.

4.   TRADING ACTIVITIES

     All of the derivatives owned by the Partnership, including options, futures and forwards, are held for trading purposes. The results of the Partnership's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments at December 31, 2000 and 1999 was $999,019 and $544,627, respectively.

     At December 31, 2000 and 1999, cash, treasury notes and treasury bills aggregating $4,286,674 and $4,142,700, respectively, included in the Partnership's equity in trading accounts were held in segregated accounts as required by U.S. Commodity Futures Trading Commission regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

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

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                    F-8
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     Market risk is the potential change in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Partnership's risk of loss due to market risk may exceed the related amounts presented in the statements of financial condition.

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

     The fair value of the Partnership's derivative financial instruments at December 31, 2000 and 1999 is detailed below:

                                                 UNREALIZED APPRECIATION
                                              -----------------------------
                                                 GROSS               NET
                                              ----------           --------
     DECEMBER 31, 2000:
       Exchange traded                        $  575,563           $521,485
       Non-exchange traded                       588,267            477,534
                                              ----------           --------
                                              $1,163,830           $999,019
                                              ----------           --------
     DECEMBER 31, 1999:
       Exchange traded                        $  496,395           $491,639
       Non-exchange traded                       197,811             52,988
                                              ----------           --------
                                              $  694,206           $544,627
                                              ----------           --------

6.   REDEMPTIONS

     Units may be redeemed, at the option of any Limited Partner, as of the close of business on the last day of any month on ten days' prior notice to the General Partner, provided that no Units may be redeemed prior to the end of the third full calendar month after the sale of such Units.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.                                    F-9
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.   NET ASSET VALUE PER UNIT

     Changes in net asset value per Unit, based on average units outstanding, during the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                                  2000              1999              1998
     Net realized and unrealized losses                        $ (184.10)        $  (84.10)        $  (48.57)
     Interest income                                               72.08             70.61             75.71
     Foreign exchange loss                                         (0.31)            (2.12)            (3.95)
     Profit share expense                                           --               (9.12)             --
     Administrative expenses                                      (11.06)            (8.65)            (7.38)
                                                               ---------         ---------         ---------
                  NET INCOME (LOSS) PER UNIT                     (123.39)           (33.38)            15.81

     Net asset value per unit, beginning of year                1,445.93          1,479.31          1,463.50
                                                               ---------         ---------         ---------
                  NET ASSET VALUE PER UNIT, END OF YEAR        $1,322.54         $1,445.93         $1,479.31
                                                               =========         =========         =========