Form 10-K405, Exhibit 13
period 2001-12-31
MILLBURN GLOBAL OPPORTUNITY FUND L P
filed 2002-03-29
CIK 890373

                                                                    Exhibit 13.1


THE MILLBURN GLOBAL
OPPORTUNITY FUND L.P.
FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2001, 2000 AND 1999

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
INDEX

                                                                                    PAGES
Affirmation of Millburn Ridgefield Corporation                                        1

Report of Independent Accountants                                                     2

Financial Statements:
  Statements of Financial Condition at December 31, 2001 and 2000                     3

  Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999       4

  Statements of Changes in Partners' Capital for the Years Ended
    December 31, 2001, 2000 and 1999                                                  5

  Condensed Schedule of Investments at December 31, 2001                             6-7

  Financial Highlights for the Years Ended December 31, 2001, 2000 and 1999           8

  Notes to Financial Statements                                                      9-11

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn Global Opportunity Fund L.P., at December 31, 2001 and 2000, including the condensed schedule of investments, and the related statements of operations, of changes in partners' capital and the financial highlights for the years ended December 31, 2001, 2000 and 1999 are complete and accurate.

HARVEY BEKER, CO-CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
GENERAL PARTNER OF THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
The Millburn Global Opportunity Fund L.P.

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and of changes in partners' capital and the financial highlights present fairly, in all material respects, the financial position of The Millburn Global Opportunity Fund L.P. at December 31, 2001 and 2000, and the results of its operations, the changes in its partners' capital and the financial highlights for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, New York

February 21, 2002                             PricewaterhouseCoopers LLP

                                                                               3
THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
STATEMENTS OF FINANCIAL CONDITION
AT DECEMBER 31, 2001 AND 2000


ASSETS                                                                 2001           2000
Equity in trading accounts:
   Cash                                                             $  106,743     $  165,380
   Cash denominated in foreign currencies (cost $21,308 and
     $40,731 at December 31, 2001 and December 31, 2000,
     respectively)                                                      20,159         59,435
   Investments in U.S. Treasury bills - at value (amortized cost
     $0 and $1,514,953 at December 31, 2001 and 2000, respectively)          -      1,514,953
   Investments in U.S. Treasury notes - at value (cost $1,459,586
     and $2,523,281 at December 31, 2001 and 2000, respectively)     1,468,056      2,546,906
   Net unrealized appreciation on open contracts                       258,196        999,019
                                                                    -----------    -----------

          TOTAL EQUITY IN TRADING ACCOUNTS                           1,853,154      5,285,693

Investments in U.S. Treasury bills - at value (amortized cost $0
   and $1,833,893 at December 31, 2001 and 2000, respectively)               -      1,833,893
Investments in U.S. Treasury notes - at value (amortized cost
   $4,495,022 and $990,625 and December 31, 2001 and 2000,
   respectively)                                                     4,503,659        998,125
Money market fund                                                      335,147        308,615
Accrued interest receivable                                             96,076         45,850
                                                                    -----------    -----------
          TOTAL ASSETS                                              $6,788,036     $8,472,176
                                                                    ===========    ===========
LIABILITIES AND PARTNERS' CAPITAL

Accrued expenses                                                    $   42,416     $   51,826
Redemptions payable to limited partners                                179,639         68,207
Accrued brokerage commissions                                           40,346         48,088
                                                                    -----------    -----------
          TOTAL LIABILITIES                                            262,401        168,121
                                                                    -----------    -----------
Partners' capital
   General Partner                                                     571,851      1,141,446
   Limited Partners, (4,296.678 and 5,415.782 limited partnership
     units outstanding at December 31, 2001 and 2000, respectively)  5,953,784      7,162,609
                                                                    -----------    -----------

          TOTAL PARTNERS' CAPITAL                                    6,525,635      8,304,055
                                                                    ===========    ===========

          TOTAL LIABILITIES AND PARTNERS' CAPITAL                   $6,788,036     $8,472,176
                                                                    ===========    ===========

          NET ASSET VALUE PER LIMITED PARTNERSHIP UNIT              $ 1,385.67     $ 1,322.54
                                                                    ===========    ===========

                 See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                            2001              2000            1999
INVESTMENT INCOME
  Interest income                                         $ 357,563       $   517,863      $  654,566
                                                          ----------      ------------     -----------

EXPENSES
  Administrative expenses                                    61,696            78,491          79,547
  Brokerage commissions                                     553,083           656,725       1,062,865
                                                          ----------      ------------     -----------

         TOTAL EXPENSES                                     614,779           735,216       1,142,412
                                                          ----------      ------------     -----------

         NET INVESTMENT LOSS                               (257,216)         (217,353)       (487,846)
                                                          ----------      ------------     -----------

NET REALIZED AND UNREALIZED GAINS (LOSSES)
  Net gains (losses) on trading of futures and
    forward contracts and foreign exchange transactions
      Net realized gains (losses) on closed positions:
       Futures and forward contracts                      1,440,356        (1,344,931)        180,566
       Foreign exchange transactions                          5,265                 -         (20,559)
                                                          ----------      ------------     -----------

         Net realized gains (losses) on
          closed positions                                1,445,621        (1,344,931)        160,007
                                                          ----------      ------------     -----------

  Net change in unrealized appreciation (depreciation):
    Futures and forward contracts                          (740,823)          454,392         303,991
    Foreign exchange translations                           (19,853)           (4,535)              -
                                                          ----------      ------------     -----------

         Net change in unrealized appreciation
          (depreciation)                                   (760,676)          449,857         303,991
                                                          ----------      ------------     -----------

         Net realized and unrealized gains (losses)
           on trading of futures and forward
           contracts                                        684,945          (895,074)        463,998
                                                          ----------      ------------     -----------

Net gains (losses) from U.S. Treasury obligations:
  Net realized gains                                              -             2,384               -
  Net change in unrealized appreciation (depreciation)      (14,018)           31,125               -
                                                          ----------      ------------     -----------

         Net gains (losses) from U.S. Treasury
          obligations                                       (14,018)           33,509               -
                                                          ----------      ------------     -----------

         TOTAL NET REALIZED AND UNREALIZED GAINS
          (LOSSES)                                          670,927          (861,565)        463,998
                                                          ----------      ------------     -----------

         NET INCOME (LOSS)                                  413,711        (1,078,918)        (23,848)

  Less profit share to General Partner                            -                 -          77,599
                                                          ----------      ------------     -----------

         NET INCOME (LOSS) FOR ALLOCATION
          TO PARTNERS                                     $ 413,711       $(1,078,918)     $ (101,447)
                                                          ==========      ============     ===========

         NET INCOME (LOSS) PER LIMITED
          PARTNERSHIP UNIT                                $   63.13       $   (123.39)     $   (33.38)
                                                          ==========      ============     ===========

                 See accompanying notes to financial statements.

                                                                               5
THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                       LIMITED             GENERAL
                                                       PARTNERS            PARTNER           TOTAL
    PARTNERS' CAPITAL AT DECEMBER 31, 1998          $   13,830,609      $  1,075,924      $14,906,533

Net income (loss) for allocation to partners              (174,311)           72,864         (101,447)

Redemptions (1,747.420 limited partnership units)       (2,664,376)                -       (2,664,376)
                                                    ---------------     -------------     ------------
    PARTNERS' CAPITAL AT DECEMBER 31, 1999              10,991,922         1,148,788       12,140,710

Net loss for allocation to partners                     (1,071,576)           (7,342)      (1,078,918)

Redemptions (2,186.185 limited partnership units)       (2,757,737)                -       (2,757,737)
                                                    ---------------     -------------     ------------

    PARTNERS' CAPITAL AT DECEMBER 31, 2000               7,162,609         1,141,446        8,304,055

Net income for allocation to partners                      333,306            80,405          413,711

Redemptions (1,119.104 limited partnership units)       (1,542,131)         (650,000)      (2,192,131)
                                                    ---------------     -------------     ------------
    PARTNERS' CAPITAL AT DECEMBER 31, 2001          $    5,953,784      $    571,851      $ 6,525,635
                                                    ===============     =============     ============

                 See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
CONDENSED SCHEDULE OF INVESTMENTS
AT DECEMBER 31, 2001

                                                                     NET
                                                                 UNREALIZED
                                                                APPRECIATION/
                                                               (DEPRECIATION)
                                                                    AS A
                                                                PERCENTAGE OF         NET UNREALIZED
                                                                  PARTNERS'            APPRECIATION/
FUTURES AND FORWARD CONTRACTS                                      CAPITAL            (DEPRECIATION)
-----------------------------                                      -------             ------------
Futures contracts purchased:                                      (0.01)%
 Interest rates                                                                        $     (3,807)
 Metals                                                                                       1,440
 Stock indices                                                                                1,860
                                                                                       ------------
         TOTAL FUTURES CONTRACTS PURCHASED                                                     (507)
                                                                                       ------------
Futures contracts sold:                                           (0.56)%
 Interest rates                                                                              26,789
 Metals                                                                                     (64,647)
 Stock indices                                                                                1,483
                                                                                       ------------
         TOTAL FUTURES CONTRACTS SOLD                                                       (36,375)
                                                                                       ------------
         TOTAL INVESTMENT IN FUTURES CONTRACTS                    (0.57)%                   (36,882)
                                                                                       ------------
Forward contracts purchased                                        1.71%                    111,525

Forward contracts sold                                             2.81%                    183,553
                                                                                       ------------
         TOTAL INVESTMENT IN FORWARD CONTRACTS                     4.52%                    295,078
                                                                                       ------------
         TOTAL INVESTMENT IN FUTURES AND FORWARD CONTRACTS         3.95%               $    258,196
                                                                                       ============

                 See accompanying notes to financial statements.

                                                                               7
THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
CONDENSED SCHEDULE OF INVESTMENTS (CONTINUED)
AT DECEMBER 31, 2001

                                                                    VALUE AS
                                                                      A% OF
                                                                    PARTNERS'
 FACE AMOUNT      INVESTMENTS IN U.S. TREASURY NOTES                 CAPITAL      VALUE
 -----------      ----------------------------------                 -------      -----
                  Government - United States                          91.51%
  1,730,000        U.S. Treasury notes, 6.50%, 05/31/2002                       $  1,764,600
  1,670,000        U.S. Treasury notes, 6.375%, 08/15/2002                         1,716,969
  1,910,000        U.S. Treasury notes, 6.25%, 02/28/2002                          1,923,131
    550,000        U.S. Treasury notes, 5.75%, 10/31/2002                            567,015
                                                                                -------------

                       TOTAL INVESTMENTS IN U.S. TREASURY NOTES
                        (AMORTIZED COST $5,954,608)                   91.51%    $  5,971,715
                                                                                -------------

                  TOTAL INVESTMENTS                                                6,229,911

                  Other assets in excess of other liabilities                        295,724
                                                                                -------------

                  TOTAL PARTNERS' CAPITAL                                       $  6,525,635
                                                                                -------------

                                                         PERCENT OF          TOTAL
                                                         UNREALIZED       UNREALIZED
CURRENCY COMPOSITION                                      TO TOTAL       APPRECIATION/
 FUTURES AND FORWARDS CONTRACTS                          UNREALIZED     (DEPRECIATION)
-------------------------------                          ----------     --------------
British pound                                                9.06%         $  23,401
Euro                                                        19.97%            51,553
Hong Kong dollar                                            (1.10)%           (2,828)
Japanese yen                                                34.37%            88,751
U.S. dollar                                                 37.70%            97,319
                                                         ------------      ----------
             TOTAL                                         100.00%         $ 258,196
                                                         ============      ==========

                 See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
FINANCIAL HIGHLIGHTS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                               2001            2000            1999
PER UNIT OPERATING PERFORMANCE
 (FOR A LIMITED PARTNERSHIP UNIT OUTSTANDING
   THROUGHOUT THE YEAR)

  Net income (loss) from operations:
    Net investment income (loss)                              $   (60.10)     $   (42.62)    $   (63.17)
    Net realized and unrealized gains (losses) on trading of
     futures and forward contracts                                126.15          (86.06)         38.91
    Net gains (losses) from U.S. Treasury obligations              (2.92)           5.29              -
                                                              -----------     ----------     -----------
         NET INCOME (LOSS) FROM OPERATIONS                         63.13         (123.39)        (24.26)

   Profit share to General Partner                                     -               -          (9.12)
                                                              -----------     ----------     -----------

         NET INCOME (LOSS) FOR ALLOCATION TO  PARTNERS             63.13         (123.39)        (33.38)

   Net asset value, beginning of year                           1,322.54        1,445.93       1,479.31
                                                              -----------     ----------     -----------
         NET ASSET VALUE, END OF YEAR                         $ 1,385.67      $ 1,322.54     $ 1,445.93
                                                              ===========     ==========     ===========
  TOTAL RETURN                                                      4.77%
                                                              -----------
  SUPPLEMENTAL DATA

   Ratio of net investment loss to average net assets              (4.25)%
                                                              -----------
   Ratio of expenses to average net assets                          9.10%
                                                              -----------

                 See accompanying notes to financial statements.

THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
NOTES TO FINANCIAL STATEMENTS

1.   PARTNERSHIP ORGANIZATION

     The Millburn Global Opportunity Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on July 9, 1992. The Partnership is engaged in speculative trading in currency forward and financial futures contracts. The instruments that are traded by the Partnership are volatile and involve a high degree of risk.

     The General Partner has agreed to make additional capital contributions as General Partner so that its capital contributions to the Partnership will equal at least 1% of the total contributions to the Partnership.

     The General Partner and each limited partner share in the profits and losses of the Partnership, except for brokerage fees and profit share allocation, on the basis of their proportionate interests of Partnership capital determined before brokerage fees and profit share (see Note 3), except that no limited partner shall be liable for obligations of the Partnership in excess of his initial capital contribution and profits, if any, net of distributions.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. INVESTMENTS
     Open futures and forward contracts are valued at market value. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in the statements of operations in net realized and unrealized gains (losses) on trading of futures and forward contracts.

     Investments in U.S. Treasury notes are valued at market value. The Partnership amortizes premiums and accretes discounts on U.S. Treasury notes using the straight-line method, which approximates the interest method. Investments in U.S. Treasury bills are valued at cost plus amortized discount which approximates value. Such securities are normally on deposit with financial institutions as collateral for performance of the Partnership's trading obligations or held for safekeeping in a custody account.

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

  d. ESTIMATES
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
     NOTES TO FINANCIAL STATEMENTS

  e. RIGHT OF OFFSET
     The customer agreements between the Partnership and its brokers give the Partnership the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

  f. RECLASSIFICATIONS
     Certain amounts in the December 31, 2000 and 1999 financial statements have been reclassified to conform to the presentation of the December 31, 2001 financial statements.

3.   LIMITED PARTNERSHIP AGREEMENT

     The Limited Partnership Agreement (the "Agreement") provides that the General Partner shall control, conduct and manage the business of the Partnership, and may make all trading decisions for the Partnership. The General Partner also pays from its own funds, selling commissions on all sales of Units.

     The Partnership will pay the General Partner brokerage fees equal to .6875 of 1% (an 8.25% annual rate) of month-end Net Assets, as defined in the Agreement, except those attributable to the General Partner's partnership interest. The General Partner shall bear any commissions and fees payable to clearing and third party brokers.

     The Partnership will deduct from the limited partners' capital accounts and add to the General Partner's capital account 17.5% of any New Trading Profit, as defined in the Agreement, as of the end of each calendar quarter, based on the performance of the Partnership.

     The Partnership pays all routine legal, accounting, administrative, printing and similar costs associated with its operation, excluding any indirect expenses of the General Partner.

     The Partnership will terminate on December 31, 2022 or if its Net Assets decline to less than $250,000 or upon the occurrence of certain other events as defined in the Agreement.

4.   TRADING ACTIVITIES

     All of the derivatives owned by the Partnership, including futures and forwards, are held for trading purposes. The results of the Partnership's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments at December 31, 2001 and 2000 was $258,196 and $999,019, respectively.

     At December 31, 2001 and 2000, cash, treasury notes and treasury bills aggregating $1,594,958 and $4,286,674, respectively, included in the Partnership's equity in trading accounts were held in segregated accounts as required by U.S. Commodity Futures Trading Commission regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

5.   DERIVATIVE INSTRUMENTS

     The Partnership is party to financial instruments in the normal course of its business. These instruments include forwards and futures contracts, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at

     THE MILLBURN GLOBAL OPPORTUNITY FUND L.P.
     NOTES TO FINANCIAL STATEMENTS

     specified future dates. These instruments may be traded on an exchange or over-the-counter. Exchange traded instruments are standardized and include futures contracts. Each of these instruments is subject to various risks similar to those related to the underlying instruments including market and credit risk.

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

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Partnership must rely solely on the credit of the individual counterparties. The Partnership's risk of loss at December 31, 2001 and 2000 in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition, not to the contract or notional amounts of the instruments.

     The Partnership has limited concentration risk as it executes trades and maintains accounts with several brokers.

     The fair value of the Partnership's derivative financial instruments at December 31, 2001 and 2000 is detailed below:

                            UNREALIZED APPRECIATION/
                                (DEPRECIATION)
                           --------------------------
                               GROSS         NET
DECEMBER 31, 2001
 Exchange traded           $     80,147   $   (36,882)
 Non-exchange traded            430,518       295,078
                           -------------  ------------

                           $    510,665   $   258,196
                           =============  ============
DECEMBER 31, 2000
 Exchange traded           $    575,563   $   521,485
 Non-exchange traded            588,267       477,534
                           -------------  ------------

                           $  1,163,830   $   999,019
                           =============  ============

6.   REDEMPTIONS

     Units may be redeemed, at the option of any Limited Partner, as of the close of business on the last day of any month on ten days' prior notice to the General Partner, provided that no Units may be redeemed prior to the end of the third full calendar month after the sale of such Units.

7.   SUBSEQUENT EVENTS

     As of February 1, 2002, limited partners made redemptions of approximately $40,000.