Form 10-K, Exhibit 13
period 2002-12-31
MILLBURN GLOBAL OPPORTUNITY FUND L P
filed 2003-03-31
CIK 890373

Exhibit 13.01

FINANCIAL STATEMENTS

The Millburn Global Opportunity Fund L.P.

Years ended December 31, 2002, 2001 and 2000

with Report of Independent Auditors

The Millburn Global Opportunity Fund L.P.

Financial Statements

Years ended December 31, 2002, 2001 and 2000

The Millburn Global Opportunity Fund L.P.

Affirmation of Millburn Ridgefield Corporation

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn Global Opportunity Fund L.P., at December 31, 2002 and 2001, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital and financial highlights for the years ended December 31, 2002, 2001 and 2000 are complete and accurate.

George E. Crapple, Co-Chief Executive Officer

Millburn Ridgefield Corporation

General Partner of The Millburn Global Opportunity Fund L.P.

Report of Independent Auditors

To the Partners of

The Millburn Global Opportunity Fund L.P.

We have audited the accompanying statement of financial condition of The Millburn Global Opportunity Fund L.P. (the “Partnership”), as of December 31, 2002, including the condensed schedule of investments, and the related statements of operations, changes in partners’ capital and financial highlights for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Millburn Global Opportunity Fund L.P. at December 31, 2002, and the results of its operations, changes in partners’ capital and financial highlights for the year then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York

February 21, 2003

The Millburn Global Opportunity Fund L.P.

Statements of Financial Condition

December 31

	2002	2001
Assets
Equity in trading accounts:
Due from brokers	$53,697	$106,743
Cash denominated in foreign currencies (cost $9,537 and $21,308 at December 31, 2002 and 2001, respectively)	9,531	20,159
Investments in U.S. Treasury notes—at market value (amortized cost $1,109,136 and $1,459,586 at December 31, 2002 and 2001, respectively)	1,110,116	1,468,056
Net unrealized appreciation on open contracts	273,791	258,196
Total equity in trading accounts	1,447,135	1,853,154

Investments in U.S. Treasury notes—at market value (amortized cost $3,942,476 and $4,495,022 at December 31, 2002 and 2001, respectively)	3,945,959	4,503,659
Cash and cash equivalents	166,573	335,147
Accrued interest receivable	62,012	96,076
Total assets	$5,621,679	$6,788,036

Liabilities and partners’ capital
Due to brokers	$38,604	$—
Accrued expenses	34,966	42,416
Accrued brokerage commissions	34,352	40,346
Redemptions payable to limited partners	73,759	179,639
Total liabilities	181,681	262,401

Partners’ capital:
General Partner	374,134	571,851
Limited Partners (2,971.932 and 4,296.678 limited partnership units outstanding at December 31, 2002 and 2001, respectively)	5,065,864	5,953,784
Total partners’ capital	5,439,998	6,525,635
Total liabilities and partners’ capital	$5,621,679	$6,788,036

Net asset value per limited partnership unit	$1,704.57	$1,385.67

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Condensed Schedule of Investments

December 31, 2002

Futures and Forward Contracts	Net Unrealized Appreciation/ (Depreciation) as a% of Partners’ Capital	Net Unrealized Appreciation/ (Depreciation)

Futures contracts purchased
Interest rates	2.75%	$149,920
Metals	0.44%	23,824
Total futures contracts purchased	3.19%	173,744

Futures contracts sold
Metals	(0.10)%	(5,631)
Stock indices	0.44%	24,291
Total futures contracts sold	0.34%	18,660
Total investment in futures contracts	3.53%	192,404

Total currency forward contracts purchased	2.05%	111,345
Total currency forward contracts sold	(0.55)%	(29,958)
Total investment in forward contracts	1.50%	81,387

Total investment in futures and forward contracts	5.03%	$273,791

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Condensed Schedule of Investments (continued)

December 31, 2002

Face Amount	Investments in U.S. Treasury notes	Value as a% of Partners’ Capital	Value

	Government—United States
$1,800,000	U.S. Treasury notes, 4.625%, 02/28/2003	33.26%	$1,809,562
1,960,000	U.S. Treasury notes, 4.000%, 04/30/2003	36.36%	1,977,763
1,250,000	U.S. Treasury notes, 3.875%, 07/31/2003	23.32%	1,268,750
	Total investments in U.S. Treasury notes (amortized cost $5,051,612)	92.94%	$5,056,075

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Condensed Schedule of Investments

December 31, 2001

Futures and Forward Contracts	Net Unrealized Appreciation/ (Depreciation) as a% of Partners’ Capital	Net Unrealized Appreciation/ (Depreciation)

Futures contracts purchased
Interest rates	(0.06)%	$(3,807)
Metals	0.02%	1,440
Stock indices	0.03%	1,860
Total futures contracts purchased	(0.01)%	(507)

Futures contracts sold
Interest rates	0.41%	26,789
Metals	(0.99)%	(64,647)
Stock indices	0.02%	1,483
Total futures contracts sold	(0.56)%	(36,375)
Total investment in futures contracts	(0.57)%	(36,882)

Total currency forward contracts purchased	1.71%	111,525
Total currency forward contracts sold	2.81%	183,553
Total investment in forward contracts	4.52%	295,078

Total investment in futures and forward contracts	3.95%	$258,196

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Condensed Schedule of Investments (continued)

December 31, 2001

Face Amount	Investments in U.S. Treasury notes	Value as a% of Partners’ Capital	Value

	Government—United States
$1,730,000	U.S. Treasury notes, 6.50%, 05/31/2002	27.04%	$1,764,600
1,670,000	U.S. Treasury notes, 6.375%, 08/15/2002	26.31%	1,716,969
1,910,000	U.S. Treasury notes, 6.25%, 02/28/2002	29.47%	1,923,131
550,000	U.S. Treasury notes, 5.75%, 10/31/2002	8.69%	567,015
	Total investments in U.S. Treasury notes (amortized cost $5,954,608)	91.51%	$5,971,715

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Statements of Operations

Years ended December 31

	2002	2001	2000
Investment income
Interest income	$121,410	$357,563	$517,863

Expenses
Administrative expenses	63,237	61,696	78,491
Brokerage commissions	478,449	553,083	656,725
Total expenses	541,686	614,779	735,216
Net investment loss	(420,276)	(257,216)	(217,353)

Net realized and unrealized gains (losses)
Net realized gains (losses) on closed positions:
Futures and forward contracts	1,807,278	1,440,356	(1,344,931)
Foreign exchange transactions	9	5,265	—
Net change in unrealized appreciation (depreciation):
Futures and forward contracts	15,595	(740,823)	454,392
Foreign exchange translations	184	(19,853)	(4,535)
Net gains (losses) from U.S. Treasury notes:
Net realized gains	—	—	2,384
Net change in unrealized appreciation (depreciation)	(12,644)	(14,018)	31,125
Total net realized and unrealized gains (losses)	1,810,422	670,927	(861,565)

Net income (loss)	1,390,146	413,711	(1,078,918)
Less profit share to General Partner	4,620	—	—
Net income (loss) after profit share to General Partner	$1,385,526	$413,711	$(1,078,918)

Net income (loss) after profit share to General Partner per limited partnership unit	$318.90	$63.13	$(123.39)

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Statements of Changes in Partners’ Capital

Years ended December 31, 2002, 2001 and 2000

	Limited Partners	General Partner	Total

Partners’ capital at December 31, 1999	$10,991,922	$1,148,788	$12,140,710
Net loss	(1,071,576)	(7,342)	(1,078,918)
Redemptions (2,186.185 limited partnership units)	(2,757,737)	—	(2,757,737)
Partners’ capital at December 31, 2000	7,162,609	1,141,446	8,304,055
Net income	333,306	80,405	413,711
Redemptions (1,119.104 limited partnership units)	(1,542,131)	(650,000)	(2,192,131)
Partners’ capital at December 31, 2001	5,953,784	571,851	6,525,635
Net income	1,233,243	152,283	1,385,526
Redemptions (1,324.746 limited partnership units)	(2,121,163)	(350,000)	(2,471,163)
Partners’ capital at December 31, 2002	$5,065,864	$374,134	$5,439,998

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Statements of Financial Highlights

Years ended December 31

	2002	2001	2000

Per unit operating performance (for a limited partnership unit outstanding throughout the year)
Net income (loss) from operations:
Net investment loss	$(116.99)	$(60.10)	$(42.62)
Net realized and unrealized gains (losses) on trading of futures and forward contracts	439.81	126.15	(86.06)
Net gains (losses) from U.S. Treasury notes	(2.59)	(2.92)	5.29
Net income (loss) from operations	320.23	63.13	(123.39)
Profit share to General Partner	(1.33)	—	—
Net income (loss) after profit share to General Partner	318.90	63.13	(123.39)
Net asset value, beginning of year	1,385.67	1,322.54	1,445.93
Net asset value, end of year	$1,704.57	$1,385.67	$1,322.54

Total return before profit share allocation	23.11%	4.77%
Profit share allocation	(0.10)%	0.00%
Total return after profit share allocation	23.01%	4.77%

Ratios to average limited partners’ capital
Net investment loss	(7.36)%	(4.25)%

Total expenses	9.29%	9.10%
Profit share allocation	0.08%	0.00%
Total expenses and profit share allocation	9.37%	9.10%

See accompanying notes.

The Millburn Global Opportunity Fund L.P.

Notes to Financial Statements

December 31, 2002

1. Partnership Organization

The Millburn Global Opportunity Fund L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act on July 9, 1992. The Partnership commenced trading operations on January 7, 1993. The Partnership engages in the speculative trading of futures and forward contracts. The instruments that are traded by the Partnership are volatile and involve a high degree of market risk.

The General Partner of the Partnership is Millburn Ridgefield Corporation (the “General Partner”). The General Partner manages the business of the Partnership and makes all trading decisions.

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

Units may be redeemed, at the option of any Limited Partner, as of the close of business on the last day of any month on ten days’ prior notice to the General Partner, provided that no Units may be redeemed prior to the end of the third full calendar month after the sale of such Units.

The Partnership will terminate on December 31, 2022 or if its Net Assets decline to less than $250,000 or upon the occurrence of certain other events as defined in the Agreement.

2. Summary of Significant Accounting Policies

Investments

The Partnership records its transactions in futures and forwards, including related income and expense, on a trade date basis.

Open futures contracts are valued at market value and open forward contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net realized and unrealized gains (losses).

Investments in U.S. Treasury notes are valued at market value. The Partnership amortizes premiums and accretes discounts on U.S. Treasury notes using the straight-line method, which approximates the effective interest method. Such securities are normally on deposit with financial institutions as collateral for performance of the Partnership’s trading obligations or held for safekeeping in a custody account.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

Income Taxes

Income taxes have not been provided, as each partner is individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

Fair Value of Financial Instruments

The fair value of the Partnership’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” approximates the carrying amounts presented in the statements of financial condition.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from those estimates.

Right of Offset

The customer agreements between the Partnership and its brokers give the Partnership the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

3. Limited Partnership Agreement

The Partnership will pay the General Partner brokerage fees equal to 0.6875 of 1% (8.25% per annum) of month-end Net Assets, as defined in the Agreement, except those attributable to the General Partner’s partnership interest. The General Partner shall bear any commissions and fees payable to clearing and third party brokers.

The Partnership will deduct from the limited partners’ capital accounts and add to the General Partner’s capital account 17.5% of any New Trading Profit, as defined in the Agreement, as of the end of each calendar quarter, based on the performance of the Partnership.

The Partnership pays all routine legal, accounting, administrative, printing and similar costs associated with its operation, excluding any indirect expenses of the General Partner.

4. Due from/to Brokers

At December 31, 2002 and 2001, the due from brokers and due to brokers balances in the statements of financial condition include cash receivable from and payable to brokers.

5. Trading Activities

The Partnership conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2002 and 2001, net cash and treasury notes aggregating $1,134,740 and $1,594,958, respectively, included in the Partnership’s equity in trading accounts, were held in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

6. Derivative Instruments

The Partnership is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward contracts which may be traded on an exchange (“exchange-traded contracts”) or over-the-counter (“OTC contracts”).

The Partnership records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Partnership enters into master netting agreements with its counterparties, therefore, assets represent the Partnership’s unrealized gains, less unrealized losses for OTC contracts in which the Partnership has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

Futures contracts are agreements to buy or sell an underlying asset or index for a set price in the future. Initial margin deposits are made upon entering into futures contracts and can be either in cash or treasury securities. Open futures contracts are revalued on a daily basis to reflect the market value of the contracts at the end of each trading day. Variation margin payments are received or made, depending upon whether unrealized gains or losses are incurred. When the contract is closed, the Partnership records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the time it was closed. The Partnership bears the market risk that arises from changes in the value of these financial instruments.

Forward contracts entered into by the Partnership represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date and is included in the statements of operations.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments, including market risk, credit risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Partnership contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward contracts underlying the financial instruments or the Partnership’s satisfaction of the obligations may exceed the amount recognized in the statements of financial condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition.

At December 31, 2002 and 2001, derivative contracts with a net unrealized gain (asset) of $81,387 and $295,078, respectively, are related to forward contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Partnership views its credit exposure to be $242,990 and $430,518 at December 31, 2002 and 2001, respectively, representing the fair value of OTC contracts in an unrealized gain position.

The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures and forward transactions of the Partnership are cleared by major securities firms pursuant to customer agreements. The Partnership has limited concentration risk as it executes trades and maintains accounts with several brokers.

The Partnership is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and to political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward contracts are denominated in the functional currency. Cash settlement of futures and forward contracts is made in the local currency (settlement currency) and then translated to the functional currency.

Net unrealized appreciation (depreciation) on futures and forward contracts by settlement currency type denominated in the functional currency at December 31, 2002 and 2001 is detailed below:

	2002		2001
Currency Type — Futures and Forward Contracts	Percent of Unrealized to Total Net Unrealized	Total Net Unrealized Appreciation/ (Depreciation)	Percent of Unrealized to Total Net Unrealized	Total Net Unrealized Appreciation/ (Depreciation)

British pound	2.15%	$5,898	9.06%	$23,401
Euro	49.73	136,159	19.97	51,553
Hong Kong dollar	1.96	5,373	(1.10)	(2,828)
Japanese yen	(3.70)	(10,140)	34.37	88,751
Norwegian krona	(1.07)	(2,938)	—	—
U.S. dollar	50.93	139,439	37.70	97,319
Total	100.00%	$273,791	100.00%	$258,196

7. Financial Highlights

Per unit operating performance is calculated based on limited partners’ capital taken as a whole. An individual limited partner’s per unit operating performance may vary from these per unit values based on the timing of capital transactions.

The ratios are calculated based on limited partners’ capital taken as a whole. The computation of such ratios based on the amount of net investment loss, expenses and profit share allocation assessed to an individual partner’s capital account may vary from these ratios based on the timing of capital transactions.

Returns are calculated for limited partners taken as a whole. An individual partner’s returns may vary from these returns based on the timing of capital transactions.

8. Subsequent Events

As of February 21, 2003, limited partners made redemptions of $20,200.