Form 10-K, Exhibit 13
period 2002-12-31
MILLBURN GLOBAL OPPORTUNITY FUND L P
filed 2003-03-31
CIK 890373

EXHIBIT 13.02

REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of

The Millburn Global Opportunity Fund L.P.

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and of changes in partners’ capital and the financial highlights present fairly, in all material respects, the financial position of The Millburn Global Opportunity Fund L.P. at December 31, 2001 and 2000, and the results of its operations, the changes in its partners’ capital and the financial highlights for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, New York

February 21, 2002                                                                                 PricewaterhouseCoopers LLP